Exhibit 5.1

March 10, 2021

Rimini Street, Inc.
3993 Howard Hughes Parkway, Suite 500
Las Vegas, Nevada 89169

Ladies and Gentlemen:

We have acted as counsel to Rimini Street, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of 7,750,000 shares of the Company’s common stock, par value $0.0001 per share, by the Company pursuant to the Company’s Registration Statement on Form S-3 (Registration Number 333-228322) (the “Shelf Registration Statement,” and such shares, the “Company Shares”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Securities Act") and the offer and sale of up to 1,162,500 additional shares by certain selling stockholders to cover over-allotments pursuant to the Company’s Registration Statement on Form S-3 (Registration Number 333-228320), filed with the Commission under the Securities Act.

We have reviewed an executed copy of that certain Underwriting Agreement, dated March 9, 2021 (the “Agreement”), executed by the Company, the selling stockholders named therein and Craig-Hallum Capital Group LLC and the Shelf Registration Statement and the prospectus and prospectus supplement forming a part thereof, and we have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the accuracy and completeness of all information contained in all documents reviewed by us, the genuineness of all signatures, the legal capacity of each natural person signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies. We have also assumed that the effectiveness of the Shelf Registration Statement shall not have been terminated or rescinded, and all Company Shares have been offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Shelf Registration Statement and the prospectus forming a part thereof.

Based upon and subject to the foregoing, we are of the opinion that the Company Shares have been duly and validly authorized, and when issued and sold in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Company’s Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the prospectus supplement forming a part of the Shelf Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S‑K.

Very truly yours,
/s/ BAKER & McKenzie LLP